Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 33-26853 and No. 333-193654) and on Forms S-8 (No. 333-69527, 333-57538, and No. 333-192188) of our report dated March 29, 2013 relating to the financial statements of Media General, Inc. (formerly known as New Young Broadcasting Holding Co., Inc.) which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 7, 2014